EXHIBIT (d)(4)

INVESTMENT SUB-ADVISORY AGREEMENT

between

EATON VANCE MANAGEMENT

and

PARAMETRIC PORTFOLIO ASSOCIATES LLC

for

PARAMETRIC TAX-MANAGED EMERGING MARKETS FUND

AGREEMENT made this as of 1st day of March, 2021, between Eaton Vance Management, a Massachusetts business trust (the “Adviser”), and Parametric Portfolio Associates LLC, a Delaware limited liability company (the “Sub-Adviser”).

WHEREAS, the Adviser has entered into an Investment Advisory Agreement (the “Advisory Agreement”) with Eaton Vance Series Trust II, a Massachusetts business trust (the “Trust”) on behalf of Parametric Tax-Managed Emerging Markets Fund (the “Fund”), relating to the provision of portfolio management services to the Fund; and

WHEREAS, the Advisory Agreement provides that the Adviser may delegate any or all of its portfolio management responsibilities under the Advisory Agreement to one or more sub-investment advisers; and

WHEREAS, the Adviser and the Trustees of the Trust desire to retain the Sub-Adviser to render portfolio management services to the Fund in the manner and on the terms set forth in this Investment Sub-Advisory Agreement (the “Agreement”);

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Adviser and the Sub-Adviser agree as follows:

1.Duties of the Sub-Adviser.  The Adviser hereby employs the Sub-Adviser to act as investment adviser for and to manage the investment and reinvestment of the assets of the Fund and to administer its investment affairs, subject to the supervision of the Adviser and the Trustees of the Trust, for the period and on the terms set forth in this Agreement. Subject to approval of the Trust’s Board and notice to the Sub-Adviser, the Adviser retains complete authority immediately to assume direct responsibility for any function delegated to the Sub-Adviser under this Agreement.

PARAMETRIC TAX-MANAGED EMERGING MARKETS FUND

(a)The Sub-Adviser hereby accepts such employment and undertakes to afford to the Fund the advice and assistance of the Sub-Adviser’s organization in the choice of investments and in the purchase and sale of securities for the Fund and to furnish, for the use of the Fund, office space and all necessary office facilities, equipment and personnel for servicing the investments of the Fund and for administering its investment affairs and to pay the salaries and fees of all officers and Trustees of the Trust who are members of the Sub-Adviser’s organization and all personnel of the Sub-Adviser performing services relating to research and investment activities.  The Sub-Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as otherwise expressly provided or authorized, have no authority to act for or represent the Adviser or the Fund in any way or otherwise be deemed an agent of the Adviser or the Fund.

(b)The Sub-Adviser shall provide the Fund with such investment management and supervision as the Adviser may, from time to time, consider necessary for the proper supervision of the Fund’s investments. The services to be provided by the Sub-Adviser hereunder will apply to the portion of the Fund’s assets that Adviser or the Trustees of the Trust shall from time to time designate, which may consist of all or a portion of the Fund’s assets. As investment sub-adviser to the Fund, the Sub-Adviser shall furnish continuously an investment program and shall determine, from time to time, what securities and other investments shall be acquired, disposed of or exchanged and what portion of the Fund’s assets shall be held uninvested, subject always to the applicable restrictions of the Trust’s Declaration of Trust, By-Laws and registration statement under the Investment Company Act of 1940, as amended (the “1940 Act”).  The Sub-Adviser is authorized, in its discretion and without prior consultation with the Adviser or the Fund, to buy, sell, and otherwise trade in any and all types of securities, commodities, derivatives, and investment instruments on behalf of the Fund.  Should the Trustees of the Trust or the Adviser at any time, however, make any specific determination as to investment policy for the Fund and notify the Sub-Adviser thereof in writing, the Sub-Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked.  The Sub-Adviser shall take, on behalf of the Fund, all actions that it deems necessary or desirable to implement the investment policies of the Trust and of the Fund.

(c)The Sub-Adviser shall place all orders for the purchase or sale of portfolio investments for the account of the Fund either directly with the issuer or with brokers, dealers, futures commission merchants, or other market participants selected by the Sub-Adviser, and, to that end, the Sub-Adviser is authorized as the agent of the Fund to give instructions to the custodian of the Fund as to deliveries of investments and payments of cash for the account of the Fund.  In connection with the selection of such brokers, dealers, futures commission merchants, or other market participants and the placing of such orders, the Sub-Adviser shall use its best efforts to seek to execute security transactions at prices that are advantageous to the Fund and (when a disclosed commission is being charged) at commission rates that are reasonable in relation to the benefits received. Subject to the policies and procedures adopted by the Board of Trustees of the Trust, in selecting brokers or dealers qualified to execute a particular transaction, brokers or dealers may be selected who also provide brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934) to the Sub-Adviser and the Sub-Adviser is expressly authorized to cause the Trust to pay any broker or dealer who provides such brokerage and research services a commission for executing a security transaction which is in excess of the amount of commission another broker

PARAMETRIC TAX-MANAGED EMERGING MARKETS FUND

or dealer would have charged for effecting that transaction if the Sub-Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the overall responsibilities which the Sub-Adviser and its affiliates have with respect to the Fund and to other accounts over which they exercise investment discretion.

(d)The Sub-Adviser shall furnish such reports, evaluations, information or analyses to the Fund and the Adviser as the Trust’s Board of Trustees or the Adviser may reasonably request from time to time, or as the Sub-Adviser may deem to be desirable.

(e)The Sub-Adviser shall exercise reasonable care in the performance of its duties under the Agreement and will conduct its activities hereunder in compliance with the applicable requirements of the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws, any applicable procedures adopted by the Trust’s Board that have been provided to the Sub-Adviser, and the provisions of the Trust’s registration statement, each as may be amended.  The Sub-Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with its services in respect to the Fund which may be requested by such authorities in order to ascertain whether the operations of the Fund are being conducted in a manner consistent with applicable laws and regulations.

2.Compensation of the Sub-Adviser.  For the services, payments and facilities to be furnished hereunder by the Sub-Adviser, to the extent the Adviser receives at least such amount from the Fund pursuant to the Advisory Agreement, the Sub-Adviser shall be entitled to receive from the Adviser the compensation specified in Appendix A hereto. The Adviser is solely responsible for the payment of the compensation to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its compensation solely from the Adviser. The Fund shall have no liability for Sub-Adviser's compensation hereunder.

3.Allocation of Charges and Expenses.  It is understood that the Fund will pay all expenses other than those expressly stated to be payable by the Sub-Adviser hereunder or by the Adviser under the Advisory Agreement, which expenses payable by the Fund shall include, without implied limitation, (i) expenses of maintaining the Fund and continuing its existence; (ii) registration of the Fund and Trust under the 1940 Act; (iii) commissions, spreads, fees and other expenses connected with the acquisition, holding and disposition of securities and other investments; (iv) auditing, accounting and legal expenses; (v) taxes and interest; (vi) governmental fees; (vii) expenses of issue, sale and redemption of shares; (viii) fees and expenses of registering, qualifying, and maintaining the Trust, the Fund, and its shares under applicable federal and state securities laws and of preparing and filing registration statements, other offering statements or memoranda, and other reports, forms and documents required to be filed by the Trust or Fund with the Securities and Exchange Commission (the “SEC”) and any other applicable regulatory body, and for printing and distributing the same to shareholders; (ix) expenses of reports and notices to shareholders and of meetings of shareholders and proxy solicitations therefor; (x) expenses of reports to governmental officers and commissions; (xi)

PARAMETRIC TAX-MANAGED EMERGING MARKETS FUND

insurance expenses; (xii) association membership dues; (xiii) fees, expenses and disbursements of custodians and subcustodians for all services to the Fund (including without limitation safekeeping of funds, securities and other investments, keeping of books, accounts and records, and determination of net asset values); (xiv) fees, expenses and disbursements of transfer agents, dividend disbursing agents, shareholder servicing agents and registrars for all services to the Fund; (xv) expenses for servicing shareholder accounts; (xvi) any direct charges to the Trust or shareholders approved by the Trustees of the Trust; (xvii) compensation and expenses of Trustees of the Trust who are not members of the Adviser’s or the Sub-Adviser’s organizations; (xviii) all payments to be made and expenses to be assumed by the Fund in connection with the distribution of Fund shares; (xix) any pricing or valuation services employed by the Fund to value its investments including primary and comparative valuations services; (xx) any investment advisory, sub-investment advisory, or similar management fee payable by the Fund; (xxi) all expenses incurred in connection with the Fund’s use of a line of credit; and (xxii) such non-recurring items as may arise, including expenses incurred in connection with litigation, proceedings and claims and the obligation of the Trust to indemnify its Trustees, officers, and shareholders with respect thereto.

4.Other Interests.  It is understood that Trustees and officers of the Trust and shareholders of the Fund are or may be or become interested in the Sub-Adviser as trustees, officers, employees, shareholders or otherwise and that trustees, officers, employees and shareholders of the Sub-Adviser are or may be or become similarly interested in the Fund, and that the Sub-Adviser may be or become interested in the Fund as a shareholder or otherwise.  It is also understood that trustees, officers, employees and shareholders of the Sub-Adviser may be or become interested (as directors, trustees, officers, employees, shareholders or otherwise) in other companies or entities (including, without limitation, other investment companies) that the Sub-Adviser may organize, sponsor, or acquire, or with which it may merge or consolidate, and which may include the words “Parametric Portfolio Associates LLC” or any combination thereof as part of their name, and that the Sub-Adviser or its subsidiaries or affiliates may enter into advisory or management agreements or other contracts or relationships with such other companies or entities.

The services of the Sub-Adviser to the Adviser for the benefit of the Fund are not to be deemed to be exclusive and the Sub-Adviser is free to render services to others and engage in other business activities. It is understood that the Sub-Adviser and its affiliates perform investment services, including rendering investment advice, to varied clients. It is understood that the Sub-Adviser or any of its affiliates may give advice or take action for other accounts that may differ from, conflict with, or be adverse to advice given or taken for the Fund. It is understood that certain securities or instruments may be held in some accounts but not in others, or the accounts may have different levels of holdings in certain securities or instruments and the accounts may remit different levels of fees to the Sub-Adviser. In addition, it is understood that the Sub-Adviser or any of its affiliates may give advice or take action with respect to the investments of the Fund that may not be given or taken with respect to one or more accounts with similar investment programs, objectives, and strategies. The Fund acknowledges that the Sub-Adviser, its affiliates, and their respective officers, directors, and/or employees may from time to time have positions in or transact in securities and other investments recommended to clients, including the Fund. Such transactions may differ from or be inconsistent with the advice given, or the timing or nature of the Sub-Adviser’s action or

PARAMETRIC TAX-MANAGED EMERGING MARKETS FUND

actions with respect to the Fund. The Sub-Adviser may aggregate the Fund’s orders with orders of its proprietary accounts and/or orders of other clients.

5.Limitation of Liability of the Sub-Adviser.   In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Adviser, the Sub-Adviser shall not be subject to liability to the Adviser or the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the acquisition, holding, or disposition of any security or other investment.

6.Duration and Termination of this Agreement.  This Agreement shall become effective upon the date of its execution, and, unless terminated as herein provided, shall remain in full force and effect through and including the second anniversary of the execution of this Agreement and shall continue in full force and effect indefinitely thereafter, but only so long as such continuance after such second anniversary is specifically approved at least annually (i) by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund and (ii) by the vote of a majority of those Trustees of the Trust who are not interested persons of the Sub-Adviser, the Adviser, or the Trust cast in person at a meeting called for the purpose of voting on such approval.

This Agreement may be terminated as to the Fund without the payment of any penalty by (i) the Adviser, subject to the approval of the Trustees of the Trust; (ii) the vote of the Trustees of the Trust; (iii) the vote of a majority of the outstanding voting securities of the Fund at any annual or special meeting; or (iv) the Sub-Adviser, in each case on sixty (60) days’ written notice.  This Agreement shall terminate automatically in the event of its assignment or in the event that the Advisory Agreement shall have terminated for any reason. In the event of termination for any reason, all records of the Fund shall promptly be returned to the Adviser or the Fund, free from any claim or retention of rights in such record by the SubAdviser, although the Sub-Adviser may, at its own expense, make and retain a copy of such records.

7.Amendments of the Agreement.  This Agreement may be amended by a writing signed by both parties hereto, provided that no amendment to this Agreement shall be effective until approved in a manner consistent with the requirements of the 1940 Act.

8.Limitation of Liability.  A copy of the Declaration of Trust for each the Trust and the Adviser is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of each the Adviser and the Trust by an officer of each respective organization, in his or her capacity as an officer and not individually. The Sub-Adviser expressly acknowledges the provisions in the Declarations of Trust of the Trust and of the Adviser limiting the personal liability of Trustees, officers, and the shareholders of the Fund and the Adviser, respectively, and the Sub-Adviser hereby agrees that it shall have recourse to the Fund or the Adviser, respectively, for payment of claims or obligations as between the Fund or the Adviser, respectively, and the Sub-Adviser arising out of this

PARAMETRIC TAX-MANAGED EMERGING MARKETS FUND

Agreement and shall not seek satisfaction from the Trustees or officers of the Trust or the Adviser or the shareholders of the Fund or the Adviser.

9.Third Party Beneficiaries.  The Fund is a third party beneficiary to this Agreement.  Aside from the Fund, nothing in this Agreement, express or implied, is intended to or shall confer upon any person not a party hereto (including, but not limited to, shareholders of the Fund) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10. Books and Records. The Sub-Adviser hereby agrees that all records that it maintains for the Fund are the property of the Fund and further agrees to surrender promptly to the Fund any of such records upon the Fund’s or the Adviser's request in compliance with the requirements of Rule 31a-3 under the 1940 Act, although the Sub-Adviser may, at its own expense, make and retain a copy of such records. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

11.Certain Definitions.  The terms “assignment” and “interested persons” when used herein shall have the respective meanings specified in the 1940 Act, as now in effect or as hereafter amended subject, however, to such exemptions as may be granted by any rule, regulation or order by the SEC.  The term “vote of a majority of the outstanding voting securities” shall mean the vote, at a meeting of shareholders, of the lesser of (a) 67 per centum or more of the shares of the Fund present or represented by proxy at the meeting if the shareholders of more than 50 per centum of the outstanding shares of the Fund are present or represented by proxy at the meeting, or (b) more than 50 per centum of the outstanding shares of the Fund.  In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified or interpreted by any applicable order or orders of the SEC, any rules or regulations adopted by, or interpretative releases of, the SEC, or any applicable guidance issued by the staff of the SEC, such provision will be deemed to incorporate the effect of such order, rule, regulation, interpretative release, or guidance.

PARAMETRIC TAX-MANAGED EMERGING MARKETS FUND

12.Miscellaneous.

(a)If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable to any extent, the remainder of this Agreement or the application of such provision to other persons or circumstances shall not be affected thereby and shall be enforced to the fullest extent permitted by law.

(b)This Agreement shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts.

(c)This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows.]

PARAMETRIC TAX-MANAGED EMERGING MARKETS FUND

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

EATON VANCE MANAGEMENT

By:	/s/ Maureen A. Gemma
Name:	Maureen A. Gemma
Title:	Vice President and not individually

PARAMETRIC PORTFOLIO ASSOCIATES LLC

By:	/s/ Frederick S. Marius
Name:	Frederick S. Marius
Title:	Vice President and not individually

Acknowledged and agreed to as of the day

and year first above written:

EATON VANCE SERIES TRUST II

(on behalf of PARAMETRIC TAX-MANAGED EMERGING MARKETS FUND)

By:	/s/ Deidre E. Walsh
Name:	Deidre E. Walsh
Title:	Vice President and not individually